Exhibit 99.1

Investor Relations
314/994-2916

FOR IMMEDIATE RELEASE

Arch Resources Reports Third Quarter 2021 Results

Delivers nearly 100-percent sequential increase in core metallurgical segment gross margin

Commences longwall operations at transformational Leer South mine

Drives forward with thermal strategy of harvesting cash and rationalizing footprint

Announces resumption of quarterly cash dividend

ST. LOUIS, October 26, 2021 – Arch Resources, Inc. (NYSE: ARCH) today reported net income of $89.1 million, or $4.92 per diluted share, in the third quarter of 2021, compared with a net loss of $191.5 million, or $12.64 per diluted share, in the prior-year period. Arch had adjusted earnings before interest, taxes, depreciation, depletion, amortization, accretion on asset retirement obligations (ARO), and non-operating expenses (“adjusted EBITDA”) 1 of $131.6 million in the third quarter of 2021, which included a $19.6 million non-cash mark-to-market loss associated with the company’s coal-hedging activities. This compares to $17.4 million of adjusted EBITDA in the third quarter of 2020, which included a $2.6 million non-cash mark-to-market loss associated with the company’s coal-hedging activities. Revenues totaled $594.4 million for the three months ended September 30, 2021, versus $382.3 million in the prior-year quarter.

In the third quarter of 2021, Arch made significant progress on numerous strategic priorities and objectives:

•	Commenced highly anticipated longwall operations at its world-class Leer South mine, where the ramp towards full production is expected to be completed in early 2022;
•	Captured a nearly 100-percent step-up in coking coal margins in its core metallurgical segment, reflecting a robust and strengthening pricing environment throughout Q3;
•	Achieved another strong shipping quarter for its metallurgical segment;
•	Generated high levels of cash with its legacy thermal segment, while simultaneously reducing its long-term closure obligations in a responsible and systematic way;
•	Effectively sold out its thermal mines for 2022 at highly advantageous pricing levels as part of a significant and newly built book of future business; and
•	Delivered an exceptional environmental and safety performance, furthering its strong execution against a wide range of environmental, social and governance (ESG) metrics.

1 Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

1

“With the start-up of Leer South at the end of August, Arch took a quantum step forward in its strategic transformation into a premier producer of high-quality coking coal for global steel markets,” said Paul A. Lang, Arch’s chief executive officer and president. “At the same time, we moved quickly and strategically to capitalize on tightening and increasingly strong coal markets, capturing significantly improved pricing during the quarter on our coking coal volumes and building out the contract book for our legacy thermal assets in a way that should ensure robust, predictable, ongoing cash flows from these assets over the next several years. When coupled with our continuing operational excellence, we believe these achievements position Arch for upward momentum across a range of operational and financial metrics, including sales volumes, operating margins and free cash flow, and set the stage for continued success in 2022 and beyond.”

Environmental, Social and Governance

During the third quarter, Arch maintained its exemplary environmental, social and governance (ESG) performance. Of particular note, Arch extended its exceptional environmental and water quality compliance performance, maintaining a perfect record through the first nine months of 2021. In the critical area of mine safety, Arch’s operations achieved a lost-time incident rate of 0.98 per 200,000 employee-hours – or nearly three times better than the industry average – through the first nine months of 2021.

“As a responsible member of the steel supply chain and a proud leader in accountable operations, Arch is committed to playing an essential role in building a vital and sustainable global economy,” Lang said. “We believe that a significant amount of new steel will be required in a de-carbonizing world, and the Arch team is poised to supply the high-quality coking coal that – in concert with iron ore – will help usher in the low-carbon future we are all working towards.”

Leer South Update

On August 27, 2021, Arch commenced longwall operations and began the steady ramp towards full production levels at its Leer South mine. In concert with the Leer longwall mine, Leer South is expected to anchor Arch’s low-cost coking coal portfolio for the next two decades.

“We are incredibly proud of our operations team and applaud their tremendous achievement in bringing Leer South to fruition – on time and effectively on-budget – in the face of a pandemic, supply chain constraints, and an inflationary environment that collectively stressed the cost and availability of key goods and services,” said John T. Drexler, Arch’s chief operating officer. “As a result of our team’s efforts in driving forward with the project, we are currently ramping Leer South at a time of significant strength in global coking coal markets, thus setting the stage for even greater value creation and a faster-than-anticipated payback on the project.”

2

Arch expects Leer South to continue its steady upward ramp throughout the fourth quarter, and to reach full production levels in early 2022. With the addition of Leer South, Arch is in the process of increasing its High-Vol A metallurgical output by an incremental 3 million tons annually; enhancing its already advantageous position on the global cost curve; strengthening its coking coal profit margins across a wide range of market conditions; and cementing its position as the leading supplier of High-Vol A coking coal globally.

Strategic Plan for Legacy Thermal Assets

During the third quarter, Arch advanced its dual objectives of driving forward with its accelerated Powder River Basin reclamation plan and continuing to harvest cash from its legacy thermal assets. During the quarter, the thermal segment generated a gross margin of $58 million, up more than 40 percent when compared to an already strong second quarter total.

“We continue to maintain tight capital discipline in our legacy thermal segment and to work to reduce our long-term closure obligations in a systematic and measured way,” Lang said. “While we do that, we are simultaneously continuing to move aggressively to capture the still-significant value of these high-quality assets in an increasingly tight market environment.”

At quarter-end, Arch’s asset retirement obligation in the Powder River Basin stood at $170.5 million, versus $189.8 million at year-end 2020. Included in the quarter-end figure is more than $23 million of creditable reclamation work completed year-to-date at Coal Creek.

Arch is intent on completing its strategic transition towards steel and metallurgical markets, while managing the long-term wind-down of its legacy thermal assets carefully and responsibly and in a way that serves the needs of the company’s thermal employee base, mine communities, and thermal power customers. The company remains confident that the thermal mines can and will self-fund their own closure obligations while at the same time providing significant, incremental cash flow that will complement the strong cash-generating capabilities of its core metallurgical franchise.

Operational Update

“Our core metallurgical segment continued to execute at a high level during the third quarter, even in the face of our planned 30-day outage and the gradual ramp of the longwall system at Leer South,” Drexler said. “During the third quarter, the Arch team nearly doubled its operating margin in the metallurgical segment on a sequential basis, while maintaining a solid shipping rate despite the slippage of two vessels from late third quarter to early fourth quarter. In addition, we mobilized quickly – as the market began to tighten early in the quarter – to flex up our thermal operating rates and to layer in advantageous new commitments for multiple years, capturing profitable incremental volumes for the second half of 2021 and building a very substantial contract book for 2022 and beyond, at highly attractive prices.”

3

		Metallurgical
	3Q21	2Q21	3Q20
Tons sold (in millions)	2.0	2.0	2.0
Coking	1.8	1.8	1.7
Thermal	0.2	0.2	0.3
Coal sales per ton sold	$128.77	$89.71	$67.04
Coking	$137.99	$96.03	$75.18
Thermal	$30.07	$23.43	$18.09
Cash cost per ton sold	$68.84	$59.37	$60.78
Cash margin per ton	$59.93	$30.34	$6.26

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Beckley, Leer, Mountain Laurel and Leer South/Sentinel.

In the third quarter, the metallurgical segment’s average coking coal realization increased by nearly 44 percent, or nearly $42 per ton. The preparatory work and gradual ramp at Leer South – coupled with higher sales sensitive costs and early inflationary impacts – pressured the metallurgical segment’s unit costs during the quarter, although projected higher volumes in future periods are expected to counter-balance some of these pressures. In addition, sales volumes were reduced by approximately 200,000 tons during the quarter in the wake of two late third quarter vessels slipping into early fourth quarter. Arch expects fourth quarter shipping volumes to increase modestly as a result of the re-timing of the two vessels as well as the steady ramp of Leer South volumes during the course of Q4.

		Thermal
	3Q21	2Q21	3Q20
Tons sold (in millions)	19.0	15.2	15.1
Coal sales per ton sold	$13.38	$13.50	$13.47
Cash cost per ton sold	$10.70	$10.88	$11.39
Cash margin per ton	$2.68	$2.62	$2.08

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures.”

Mining complexes included in this segment are Black Thunder, Coal Creek and West Elk.

The thermal segment achieved a 25-percent increase in sales volume in the third quarter while expanding modestly upon its strong per-ton operating margin on a sequential basis. Arch expects another strong shipping performance and robust margin contribution from its legacy thermal assets in the fourth quarter of 2021.

4

Financial and Liquidity Update

Arch ended the third quarter with total liquidity of $253.9 million, including $209.8 million of cash, cash equivalents and short-term investments. Liquidity this quarter was impacted by a large working capital investment, including $66 million of increased receivables along with $19 million of increased margin requirements, both attributable to the run-up in coal prices. Arch expects its liquidity profile to continue improving in the fourth quarter and throughout 2022, given the prevailing price environment coupled with substantially lower capital expenditures following the completion of the Leer South project. The company also expects most of the margin requirements to reverse by year-end, offset by continued growth in receivables as volumes and pricing increase.

“After successfully maintaining a solid financial position throughout the Leer South development, we now plan to use robust projected cash flows in coming quarters to restore our balance sheet to its pre-2020 strength,” said Matthew C. Giljum, Arch’s chief financial officer. “Given the inherent volatility in coking coal markets, we believe that returning to a position of minimal net debt is prudent. At the same time, our board of directors believes that the company’s rapidly expanding cash-generation outlook – buoyed by the startup of Leer South, the step-up in coking coal prices, and the cultivation of a strong book of thermal sales commitments – makes this an appropriate time to resume a recurring quarterly dividend.”

The quarterly cash dividend payment – which the board is initiating at $0.25 per share, or a total cash outlay of $3.8 million – will commence in the fourth quarter and will be paid on December 15, 2021 to stockholders of record on November 30, 2021. The company’s dividend policy into 2022 is subject to board review, and future authorizations will be based on a number of factors, including but not limited to prevailing market conditions, the company’s financial performance and liquidity profile, and other capital priorities, including debt and other liability reductions.

In addition to prioritizing net debt reduction, Arch also plans to direct a portion of its near-term cash flows to a sinking fund that will serve to defease the long-term asset retirement obligation for its thermal asset base.

As previously noted, Arch recorded a mark-to-market loss of $19.6 million during the quarter associated with the company’s coal-hedging activities. This mark-to-market loss stems from hedge positions related to indexed thermal sales that will ship in the fourth quarter.

Market Update

The ongoing rebound in global steel production post the pandemic continues to drive strong demand and healthy pricing in seaborne coking coal markets.  Through August, global steel production was up nearly 11% when compared to 2020 levels, and up more than 6% versus the pre-pandemic year of 2019. Meanwhile, global coking coal supply continues to lag, constrained by years of under-investment and long lead times for new mine development. Seaborne coking coal shipments from Australia, the United States and Canada – the three largest high-quality metallurgical coal exporting countries – are down an aggregate 20 million metric tons year-to-date when compared to 2019 levels. As a result of these market dynamics, seaborne coking coals continue to trade at historically strong levels, with U.S. High-Vol A – Arch’s principal metallurgical product – currently being assessed at $390 per metric ton for prompt month delivery.

5

Global and domestic thermal coal markets also remain exceptionally strong at present, as countries around the world struggle to secure sufficient supplies of energy to support quickly recovering economies. Year-to-date, Arch has committed more than 100 million tons of Powder River Basin coal for delivery in all periods, at historically strong pricing. Arch’s Powder River Basin and West Elk mines are now effectively sold out for 2022, at record-high average pricing levels.

Based on its already locked-in book of business and currently projected cost levels, Arch’s thermal segment should generate a gross margin in 2022 that substantially exceeds the entire asset retirement obligation for its thermal mines.

Looking Ahead

“We continue to drive forward with our clear, consistent and actionable strategy for long-term growth and value creation,” Lang said. “Looking ahead, we expect global steel demand to continue to expand around the world in the near to intermediate term, supported by the ongoing economic recovery and a resumption in the buildout of large, new integrated steel mills in Asia. With our world-class metallurgical asset base, premium High-Vol A product slate, industry-leading ESG performance, and top-tier marketing and logistics expertise, we believe we are increasingly well-positioned to generate substantial, long-term value for our stockholder base and other key stakeholders.”

6

	2021
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	7.2	-	7.6
Thermal	63.0	-	67.0
Total	70.2		74.6

Metallurgical (in millions of tons)
Committed, Priced Coking North American			1.8	$90.77
Committed, Unpriced Coking North American			-
Committed, Priced Coking Seaborne			4.3	$120.05
Committed, Unpriced Coking Seaborne			1.1
Total Committed Coking			7.2

Committed, Priced Thermal Byproduct			0.7	$24.36
Committed, Unpriced Thermal Byproduct			-
Total Committed Thermal Byproduct			0.7

Average Metallurgical Cash Cost				$60.00 - $64.00

Thermal (in millions of tons)
Committed, Priced			66.0	$14.03
Committed, Unpriced			0.5
Total Committed Thermal			66.5
Average Thermal Cash Cost				$11.40 - $11.80

Corporate (in $ millions)
D,D&A	$120.0	-	$122.0
ARO Accretion	$20.0	-	$22.0
S,G&A - cash	$66.0	-	$72.0
S,G&A - non-cash	$16.0	-	$20.0
Net Interest Expense	$22.0	-	$24.0
Capital Expenditures	$220.0	-	$240.0
Tax Provision (%)	Approximately 0%

Note: The company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items include transportation costs, which are a component of GAAP cost of sales. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. In addition, the impact of hedging activity related to commodity purchases that do not receive hedge accounting and idle and administrative costs that are not included in a reportable segment are additional reconciling items for Segment cash cost per ton sold. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically varied and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $15 million and $20 million in 2021.

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Arch Resources is a premier producer of high-quality metallurgical products for the global steel industry. The company operates large, modern and highly efficient mines that consistently set the industry standard for both mine safety and environmental stewardship. Arch Resources from time to time utilizes its website – www.archrsc.com – as a channel of distribution for material company information. To learn more about us and our premium metallurgical products, go to www.archrsc.com.

Forward-Looking Statements: This press release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “should,” “appears,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from the COVID-19 pandemic, including its adverse effects on businesses, economies, and financial markets worldwide; from the impact of COVID-19 on efficiency, costs and production; from changes in the demand for our coal by the steel production and electricity generation industries; from our ability to access the capital markets on acceptable terms and conditions; from policy, legislation and regulations relating to the Clean Air Act, greenhouse gas emissions, incentives for alternative energy sources, and other environmental initiatives; from competition within our industry and with producers of competing energy sources; from our ability to successfully acquire or develop coal reserves, including the integration of our Leer South mine and its ramp-up to full production; from operational, geological, permit, labor, transportation, and weather-related factors; from the effects of foreign and domestic trade policies, actions or disputes; from fluctuations in the amount of cash we generate from operations, which could impact, among other things, our ability to service our outstanding indebtedness, fund capital expenditures, and pay dividends in accordance with our announced plan; from our ability to successfully integrate the operations that we acquire; from our ability to generate significant revenue to make payments required by, and to comply with restrictions related to, our indebtedness, including our ability to repurchase our convertible notes; from additional demands for credit support by third parties; from the loss of, or significant reduction in, purchases by our largest customers; from the development of future technology to replace coal with hydrogen in the steelmaking process; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

8

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Revenues	$594,412	$382,261	$1,402,345	$1,107,014

Costs, expenses and other operating
Cost of sales (exclusive of items shown separately below)	423,826	345,539	1,089,061	1,036,886
Depreciation, depletion and amortization	30,760	32,630	84,441	94,105
Accretion on asset retirement obligations	5,437	4,947	16,311	14,939
Change in fair value of coal derivatives and coal trading activities, net	19,641	2,649	28,931	3,263
Selling, general and administrative expenses	21,081	21,541	66,679	64,024
Costs related to proposed joint venture with Peabody Energy	-	4,423	-	15,938
Asset impairment and restructuring	-	163,106	-	176,371
Gain on property insurance recovery related to Mountain Laurel longwall	-	-	-	(23,518)
Gain on divestitures	-	-	-	(1,369)
Other operating income, net	(1,731)	(4,894)	(11,344)	(16,768)
	499,014	569,941	1,274,079	1,363,871

Income (loss) from operations	95,398	(187,680)	128,266	(256,857)

Interest expense, net
Interest expense	(6,151)	(2,989)	(13,220)	(9,900)
Interest and investment income	-	459	474	3,511
	(6,151)	(2,530)	(12,746)	(6,389)

Income (loss) before nonoperating expenses	89,247	(190,210)	115,520	(263,246)

Nonoperating (expenses) income
Non-service related pension and postretirement benefit costs	(1,186)	(878)	(3,252)	(3,076)
Reorganization items, net	-	-	-	26
	(1,186)	(878)	(3,252)	(3,050)

Income (loss) before income taxes	88,061	(191,088)	112,268	(266,296)
Provision for (benefit from) income taxes	(1,082)	379	1,301	(206)

Net income (loss)	$89,143	$(191,467)	$110,967	$(266,090)

Net income (loss) per common share
Basic earnings (loss) per share	$5.83	$(12.64)	$7.26	$(17.57)
Diluted earnings (loss) per share	$4.92	$(12.64)	$6.49	$(17.57)

Weighted average shares outstanding
Basic weighted average shares outstanding	15,302	15,147	15,293	15,144
Diluted weighted average shares outstanding	18,105	15,147	17,101	15,144

Dividends declared per common share	$-	$-	$-	$0.50

Adjusted EBITDA (A)	$131,595	$17,426	$229,018	$19,609

(A) Adjusted EBITDA is defined and reconciled under "Reconciliation of Non-GAAP Measures" later in this release.

9

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2021	2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$189,707	$187,492
Short-term investments	20,084	96,765
Restricted cash	1,101	5,953
Trade accounts receivable	226,206	110,869
Other receivables	3,573	3,053
Inventories	155,870	126,008
Other current assets	52,098	58,000
Total current assets	648,639	588,140

Property, plant and equipment, net	1,135,399	1,007,303

Other assets
Equity investments	80,016	71,783
Other noncurrent assets	66,895	55,246
Total other assets	146,911	127,029
Total assets	$1,930,949	$1,722,472

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$102,025	$103,743
Accrued expenses and other current liabilities	198,268	155,256
Current maturities of debt	138,587	31,097
Total current liabilities	438,880	290,096
Long-term debt	416,446	477,215
Asset retirement obligations	210,843	230,732
Accrued pension benefits	1,527	2,879
Accrued postretirement benefits other than pension	93,317	94,388
Accrued workers’ compensation	249,594	244,695
Other noncurrent liabilities	105,699	98,906
Total liabilities	1,516,306	1,438,911

Stockholders' equity
Common Stock	254	253
Paid-in capital	779,013	767,484
Retained earnings	489,914	378,906
Treasury stock, at cost	(827,381)	(827,381)
Accumulated other comprehensive loss	(27,157)	(35,701)
Total stockholders’ equity	414,643	283,561
Total liabilities and stockholders’ equity	$1,930,949	$1,722,472

10

Arch Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended September 30,
	2021	2020
	(Unaudited)
Operating activities
Net income (loss)	$110,967	$(266,090)
Adjustments to reconcile to cash from operating activities:
Depreciation, depletion and amortization	84,441	94,105
Accretion on asset retirement obligations	16,311	14,939
Deferred income taxes	11	14,227
Employee stock-based compensation expense	12,841	13,907
Amortization relating to financing activities	4,801	3,189
Gain on property insurance recovery related to Mountain Laurel longwall	-	(23,518)
Gain on disposals and divestitures, net	(857)	(3,460)
Reclamation work completed	(36,200)	(10,423)
Non-cash asset impairment and restructuring	-	163,088
Changes in:
Receivables	(115,858)	47,416
Inventories	(29,862)	(12,499)
Accounts payable, accrued expenses and other current liabilities	12,827	(50,474)
Income taxes, net	1,247	22,855
Other	30,913	48,652
Cash provided by operating activities	91,582	55,914

Investing activities
Capital expenditures	(212,046)	(205,661)
Minimum royalty payments	(1,186)	(1,186)
Proceeds from disposals and divestitures	1,135	856
Purchases of short-term investments	-	(76,593)
Proceeds from sales of short-term investments	81,986	148,670
Investments in and advances to affiliates, net	(2,723)	(1,549)
Proceeds from property insurance recovery related to Mountain Laurel longwall	-	23,518
Cash used in investing activities	(132,834)	(111,945)

Financing activities
Payments on term loan due 2024	(2,250)	(2,250)
Proceeds from equipment financing	19,438	53,611
Proceeds from tax exempt bonds	44,985	53,090
Net payments on other debt	(20,208)	(19,347)
Debt financing costs	(2,057)	(3,528)
Dividends paid	-	(7,645)
Payments for taxes related to net share settlement of equity awards	(1,293)	(346)
Cash provided by financing activities	38,615	73,585

Increase (decrease) in cash and cash equivalents, including restricted cash	(2,637)	17,554
Cash and cash equivalents, including restricted cash, beginning of period	193,445	153,020

Cash and cash equivalents, including restricted cash, end of period	$190,808	$170,574

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$189,707	$156,655
Restricted cash	1,101	13,919

	$190,808	$170,574

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Arch Resources, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	September 30,	December 31,
	2021	2020
	(Unaudited)
Term loan due 2024 ($286.5 million face value)	$285,943	$288,033
Tax exempt bonds ($98.1 million face value)	98,075	53,090
Convertible Debt ($155.3 million face value)	119,979	115,367
Other	61,995	62,695
Debt issuance costs	(10,959)	(10,873)
	555,033	508,312
Less: current maturities of debt	138,587	31,097
Long-term debt	$416,446	$477,215

Calculation of net debt
Total debt (excluding debt issuance costs)	$565,992	$519,185
Less liquid assets:
Cash and cash equivalents	189,707	187,492
Short term investments	20,084	96,765
	209,791	284,257
Net debt	$356,201	$234,928

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Arch Resources, Inc. and Subsidiaries
Operational Performance
(In millions, except per ton data)

	Three Months Ended September 30, 2021		Three Months Ended June 30, 2021		Three Months Ended September 30, 2020
	(Unaudited)		(Unaudited)		(Unaudited)
Metallurgical
Tons Sold	2.0		2.0		2.0

Segment Sales	$254.9	$128.77	$180.1	$89.71	$132.1	$67.04
Segment Cash Cost of Sales	136.3	68.84	119.2	59.37	119.8	60.78
Segment Cash Margin	118.6	59.93	60.9	30.34	12.4	6.26

Thermal
Tons Sold	19.0		15.2		15.1

Segment Sales	$254.5	$13.38	$205.2	$13.50	$203.9	$13.47
Segment Cash Cost of Sales	203.6	10.70	165.3	10.88	172.3	11.39
Segment Cash Margin	50.9	2.68	39.9	2.62	31.5	2.08

Total Segment Cash Margin	$169.6		$100.8		$43.9

Selling, general and administrative expenses	(21.1)		(24.1)		(21.5)
Other	(16.9)		(10.1)		(4.9)

Adjusted EBITDA	$131.6		$66.5		$17.4

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Arch Resources, Inc. and Subsidiaries
Reconciliation of NON-GAAP Measures
(In thousands, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated statements of operations, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended September 30, 2021 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Consolidated Statements of Operations	$295,291	$299,096	$25	$594,412
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	(502)	6,997	-	6,495
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	26	26
Transportation costs	40,845	37,565	(1)	78,409
Non-GAAP Segment coal sales revenues	$254,948	$254,534	$-	$509,482
Tons sold	1,980	19,025
Coal sales per ton sold	$128.77	$13.38

Quarter ended June 30, 2021 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Consolidated Statements of Operations	$219,448	$230,759	$182	$450,389
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	-	651	-	651
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	181	181
Transportation costs	39,348	24,899	1	64,248
Non-GAAP Segment coal sales revenues	$180,100	$205,209	$-	$385,309
Tons sold	2,007	15,204
Coal sales per ton sold	$89.71	$13.50

Quarter ended September 30, 2020 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Revenues in the Consolidated Statements of Operations	$168,054	$213,299	$908	$382,261
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in "other income"	(29)	(2,552)	-	(2,581)
Coal sales revenues from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	903	903
Transportation costs	35,951	11,996	5	47,952
Non-GAAP Segment coal sales revenues	$132,132	$203,855	$-	$335,987
Tons sold	1,971	15,131
Coal sales per ton sold	$67.04	$13.47

14

Arch Resources, Inc. and Subsidiaries
Reconciliation of NON-GAAP Measures
(In thousands, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the consolidated statements of operations, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended September 30, 2021 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Consolidated Statements of Operations	$177,146	$241,158	$5,522	$423,826
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Transportation costs	40,845	37,565	(1)	78,409
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	4,012	4,012
Other (operating overhead, certain actuarial, etc.)	-	-	1,511	1,511
Non-GAAP Segment cash cost of coal sales	$136,301	$203,593	$-	$339,894
Tons sold	1,980	19,025
Cash cost per ton sold	$68.84	$10.70

Quarter ended June 30, 2021 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Consolidated Statements of Operations	$158,539	$190,245	$6,545	$355,329
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Transportation costs	39,348	24,899	1	64,248
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	4,354	4,354
Other (operating overhead, certain actuarial, etc.)	-	-	2,190	2,190
Non-GAAP Segment cash cost of coal sales	$119,191	$165,346	$-	$284,537
Tons sold	2,007	15,204
Cash cost per ton sold	$59.37	$10.88

Quarter ended September 30, 2020 (In thousands)	Metallurgical	Thermal	All Other	Consolidated
GAAP Cost of sales in the Consolidated Statements of Operations	$155,729	$184,045	$5,765	$345,539
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in "other income"	-	(278)	-	(278)
Transportation costs	35,951	11,996	5	47,952
Cost of coal sales from idled or otherwise disposed operations and pass through agreements not included in segments	-	-	4,007	4,007
Other (operating overhead, certain actuarial, etc.)	-	-	1,753	1,753
Non-GAAP Segment cash cost of coal sales	$119,778	$172,327	$-	$292,105
Tons sold	1,971	15,131
Cash cost per ton sold	$60.78	$11.39

15

Arch Resources, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company's core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income (loss), income (loss) from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net income (loss)	$89,143	$(191,467)	$110,967	$(266,090)
Provision for (benefit from) income taxes	(1,082)	379	1,301	(206)
Interest expense, net	6,151	2,530	12,746	6,389
Depreciation, depletion and amortization	30,760	32,630	84,441	94,105
Accretion on asset retirement obligations	5,437	4,947	16,311	14,939
Costs related to proposed joint venture with Peabody Energy	-	4,423	-	15,938
Asset impairment and restructuring	-	163,106	-	176,371
Gain on property insurance recovery related to Mountain Laurel longwall	-	-	-	(23,518)
Gain on divestitures	-	-	-	(1,369)
Non-service related pension and postretirement benefit costs	1,186	878	3,252	3,076
Reorganization items, net	-	-	-	(26)

Adjusted EBITDA	$131,595	$17,426	$229,018	$19,609
EBITDA from idled or otherwise disposed operations	3,074	2,896	10,637	10,691
Selling, general and administrative expenses	21,081	21,541	66,679	64,024
Other	15,535	2,160	22,646	1,313

Segment Adjusted EBITDA from coal operations	$171,285	$44,023	$328,980	$95,637

Segment Adjusted EBITDA
Metallurgical	118,548	12,407	221,391	76,037
Thermal	52,737	31,616	107,589	19,600

Total Segment Adjusted EBITDA	$171,285	$44,023	$328,980	$95,637

16